UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 5, 2007

(Date of Earliest Event Reported)

KYPHON INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	Commission File:	77-0366069
(State or Other Jurisdiction of Incorporation or Organization)	000-49804	(I.R.S. Employer Identification No.)

1221 Crossman Avenue

Sunnyvale, California 94089

(Address of Principal Executive Offices)

(408) 548-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events.

On October 5, 2007, the U.S. Federal Trade Commission (the “FTC”) accepted a consent decree executed by Kyphon for public comment. The consent decree requires Kyphon to divest its right to purchase certain spine-related assets and associated intellectual property rights of Disc-O-Tech Medical Technologies Ltd., a privately held Israeli company, and its U.S. subsidiary, which we refer to collectively as “Disc-O-Tech.”

Kyphon executed two definitive agreements in December 2006 with Disc-O-Tech. Under the first agreement, Kyphon agreed to acquire all of Disc-O-Tech’s non-vertebroplasty spine-related assets and associated intellectual property, including minimally invasive technologies for performing fusion and vertebral body augmentation, for $100.0 million in cash that Kyphon has already paid. Kyphon previously announced that it had obtained clearance from the FTC and U.S. Department of Justice with respect to its acquisition of these assets from Disc-O-Tech and that closing of this particular transaction is expected later this year after receipt of various foreign regulatory approvals.

Under the second agreement executed in December 2006, Kyphon agreed to acquire all of Disc-O-Tech’s assets and associated intellectual property rights relating to its Confidence™ technology used in the treatment of vertebral compression factures, for a total of an additional $120.0 million payable in three equal annual installments beginning in January 2008. An additional payment of $20 million, plus potential royalties, is payable pursuant to the second agreement upon the development of additional technologies. Kyphon has entered into a consent decree in connection with this second agreement that requires Kyphon to divest its right to purchase the assets and associated intellectual property encompassed by the second agreement. There can be no assurance as to the terms that will be reached in any divestiture, including the purchase price payable to Kyphon. Regardless of the terms that may be reached in the divestiture, Kyphon is nonetheless obligated to make the payments described above to Disc-O-Tech.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2007

KYPHON INC.

By:	/s/ David M. Shaw
David M. Shaw
Vice President, Legal Affairs, General Counsel and Secretary